UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 15, 2014

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On January 15, 2014, Barry M. Meyer was elected to the Board of Directors of Activision Blizzard, Inc. (the “Company”) and appointed to the Nominating and Corporate Governance Committee of the Company’s Board of Directors, to serve, in each case, until his successor is duly elected and qualified or until the earlier of his death, resignation or removal.

At the end of 2013, Mr. Meyer retired as the chairman of Warner Brothers Entertainment Inc., an American producer of film, television, and music entertainment.  He joined Warner Brothers as a director of business affairs in 1971 and held positions of increasing responsibility throughout his tenure there, eventually serving as Warner Brothers’ chief executive officer and chairman from January 2009 until March 2013 and as chairman through December 2013.  Mr. Meyer cofounded the consulting firm North Ten Mile Associates, LLC following his retirement from Warner Brothers, and currently serves as the manager and co-chief executive officer of that firm.  Mr. Meyer is a member of the board of councilors of the USC School of Cinematic Arts, a member of the board of directors of the Museum of Television & Radio, a member of the Academy of Motion Picture Arts & Sciences, a member and former governor of the Academy of Television Arts & Sciences, and a member and former director of the Hollywood Radio and Television Society.  He also serves on the board of directors of Human Rights Watch and on the advisory board of the Smithsonian National Museum of American History. Mr. Meyer holds a B.A. degree in English from the University of Rochester and a J.D. degree from Case Western Reserve University School of Law.

The Company’s Non-Affiliated Director Compensation Program and Stock Ownership Guidelines, as amended and restated by the Board on October 28, 2013 and described in the Current Report on Form 8-K filed by the Company on November 1, 2013, are applicable to Mr. Meyer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2014	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer